                                                                     Exhibit 4.1


                                                                  EXECUTION COPY


                             BANK OF AMERICA, N.A.
                           231 South LaSalle Street
                            Chicago, Illinois 60697


                                April 17, 2001

ABC NACO Inc.
2001 Butterfield Road
Suite 502
Downers Grove, Illinois 60515
Attn: Vaughn W. Makary

Re: Senior Debt Restructuring Amendment
    -----------------------------------

Ladies and Gentlemen:

ABC-NACO Inc., a Delaware corporation (the "Company" or "ABC"), ABC-NACO de
                                            -------      ---
Mexico, S.A. de C.V., a Mexican corporation (the "Mexican Borrower"), Dominion
                                                  ----------------
Castings Limited, an Ontario corporation (the "Canadian Borrower", together with
                                               -----------------
the Company and the Mexican Borrower, the "Borrowers"), the financial
                                           ---------
institutions named as signatories hereto (collectively, the "Lenders") and Bank
                                                             -------
of America, N.A. in its capacities as "Agent" and "Collateral Agent" for the Lenders (collectively, the "Agent") are parties to that certain Third Amended
                            -----
and Restated Credit Agreement dated as of October 30, 2000, as modified by that certain letter agreement dated as of January 31, 2001 among such parties (the "Credit Agreement"), pursuant to which the Lenders have agreed, subject to the
 ----------------
terms and conditions set forth therein, to extend credit to the Borrowers. Undefined capitalized terms which are used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The Company has requested that the Agent and the Lenders agree to a restructuring (the "Restructuring") of its obligations under the Credit
                    -------------
Agreement and related Loan Documents, and the Lenders hereby commit and agree to enter into a definitive amendment to the Credit Agreement and certain other related definitive agreements necessary or desirable to effect such Restructuring, pursuant to the terms and conditions of this letter and the attached term sheet (the "Term Sheet" and, collectively with this letter, the
                          ----------
"Commitment Letter").
------------------

The commitment of the Agent and the Lenders hereunder is subject to the satisfaction of each of the following conditions precedent: (a) each of the terms and conditions set forth herein and in the Term Sheet; (b) the negotiation, execution and delivery of a definitive amendment to the Credit Agreement and other definitive documentation for the Restructuring consistent with the Term Sheet and otherwise satisfactory to the Agent and the Lenders, including, without limitation, opinions, certificates, resolutions, lien searches, title insurance and other customary documentation with respect to such transactions; (c) no change, occurrence or development after the date hereof that could reasonably be expected to have Material Adverse Effect; (d) the Lenders and the Agent not becoming aware after the date hereof of any information or other matter which in their judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to them prior to the date hereof and (e) no "Default" or "Event of Default" (as such terms are defined in the Credit Agreement), other than "Existing Defaults" referred to and defined in the Term Sheet, shall have occurred and be continuing.

Each of the Borrowers hereby represent, warrant and covenant that (a) all information, other than the "Projections" (defined below), which has been or is hereafter made available to the Agent or the Lenders by the Borrowers or any of their advisors or representatives in connection with the Restructuring or any of the transactions contemplated in connection therewith and described or referred to in the Term Sheet (the "Information") is and will be complete and correct in
                           -----------
all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrowers and their respective Subsidiaries that have been or are hereafter made available to the Agent or the Lenders by the Borrowers or any of their advisors or representatives (the "Projections") have been or will be
                                        -----------
prepared in good faith based upon assumptions the Borrowers believe to be reasonable. The Borrowers agree to furnish the Agent and the Lenders with such Information and Projections as the Agent or any Lender may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Restructuring so that the representation, warranty and covenant in the preceding sentence is correct on such closing date.

Without limiting the obligations of the Borrowers under the Credit Agreement, by acceptance of this Commitment Letter, the Borrowers jointly and severally agree to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' and advisors' fees and expenses) incurred before or after the date hereof by the Agent and each Lender in connection with the Restructuring and the other transactions contemplated hereby.

Without limiting the obligations of the Borrowers under the Credit Agreement, the Borrowers jointly and severally agree to indemnify and hold harmless the Agent, each Lender and each of their affiliates, directors, officers, employees, attorneys, advisors and agents (each, an "Indemnified Party") from and against
                                          -----------------
(and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Restructuring or any of the other transactions contemplated hereby, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through the Internet or other similar information transmission systems in connection with the Restructuring. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, their shareholders or creditors or an Indemnified Party and whether or not the Restructuring is consummated. The Borrowers jointly and severally agree that no Indemnified Party shall have any liability to any Borrower, or any of their Subsidiaries, affiliates, security holders or creditors, for any indirect or consequential damages arising out of, related to or in connection with the Restructuring or any of the other transactions contemplated hereby.

The terms of this Commitment Letter are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Restructuring or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent. Without limiting the foregoing, in the event that you disclose the contents of this Commitment Letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this Commitment Letter.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Restructuring shall be executed and notwithstanding the termination of this Commitment Letter or any commitment or undertaking by the Agent or the Lenders hereunder.

This Commitment Letter shall be governed by laws of the State of Illinois. Each of the Agent, the Lenders and the Borrowers hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the transactions contemplated hereby or the actions of the Agent or any Lender in the negotiation, performance or enforcement hereof.

This Commitment Letter is the only agreement that have been entered into among us with respect to the Restructuring and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by you without the prior written consent of the Agent and each Lender and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. This Commitment Letter shall constitute a "Loan Document" under and as defined in the Credit Agreement. The Credit Agreement and other Loan Documents are hereby ratified in all respect by all of the parties hereto.

This offer will expire, and the commitment contemplated hereby shall not become effective, at 5:00 p.m. Central Standard Time on April 20, 2001, unless each Borrower and Lender executes and delivers this Commitment Letter and return it to the Agent prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (which may be signed in one or more counterparts) shall become binding upon each of the parties hereto. Thereafter, the Commitment Letter and the Lenders' undertakings and commitments hereunder will expire on the earliest to occur of (a) the closing of the Restructuring,
(b) May 1, 2001, unless definitive
documentation for the Restructuring is executed and delivered prior to such date and (c) and breach by any Borrower of any of its representations, warranties or covenants set forth herein.

                                 Very truly yours,

                                 BANK OF AMERICA, N.A., as Agent



                                 By: ___________________________
                                 Name:
                                 Title:


                                 BANK OF AMERICA, N.A., as Lender and Issuing
                                 Lender



                                 By: ___________________________
                                 Name:
                                 Title:

                                 ABN AMRO BANK N.V., as Lender


                                 By: ___________________________
                                 Name:
                                 Title:


                                 By: ___________________________
                                 Name:
                                 Title:

                                 FLEET NATIONAL BANK, as Lender



                                 By: ___________________________
                                 Name:
                                 Title:

                                 BANK ONE, NA (Main Chicago Office), as a Lender



                                 By: ___________________________
                                 Name:
                                 Title:

                                 FIRSTAR BANK, N.A., as Lender


                                 By: ___________________________
                                 Name:
                                 Title:

                                 HARRIS TRUST AND SAVINGS BANK, as Lender


                                 By: ___________________________
                                 Name:
                                 Title:

                                 LASALLE BANK NATIONAL ASSOCIATION, as Lender


                                 By: ___________________________
                                 Name:
                                 Title:

                                 THE NORTHERN TRUST COMPANY, as Lender


                                 By: ___________________________
                                 Name:
                                 Title:

                                        PNC BANK NATIONAL ASSOCIATION, as
                                        Lender



                                        By: ____________________________
                                        Name:
                                        Title:

                                             US BANK NATIONAL ASSOCIATION, as
                                             Lender



                                             By: ___________________________
                                             Name:

Agreed and accepted as of this
__ day of April, 2001:


ABC-NACO INC.
ABC-NACO de MEXICO, S.A. de C.V.
DOMINION CASTINGS LIMITED



By: ___________________________
Name:
Title:

                                                                           FINAL

                              Restructuring Terms
                                      for
                                 ABC-NACO Inc.
                   Senior Secured Revolving Credit Facility

--------------------------------------------------------------------------------

The Credit Agreement will be modified pursuant to an amendment and waiver agreement substantially on the terms and conditions described below (the

"Restructuring"); all references herein to the "closing" shall mean and refer to
--------------
the consummation and effectiveness of the Restructuring. All other terms and conditions of the Credit Agreement and related Loan Documents will remain unchanged and shall be ratified and confirmed.

Maturity/Mandatory Commitment Reductions
----------------------------------------
 .    The final maturity date and commitment termination date will be shortened from 7/31/03 to 1/5/03.

 .    The interim, mandatory, scheduled commitment reductions and related mandatory prepayments shall be modified so that the aggregate commitments and outstandings shall be permanently reduced to $156.5MM as of the closing date of the Restructuring, to $152MM as of 12/31/01, and to $150MM as of 4/15/02. Except as provided below, no other mandatory reductions shall be required.

 .    All asset sales (other than with respect to the Flow Sale described below which will occur concurrently with or prior to the closing) and proceeds of all tax refunds will result in mandatory prepayments and permanent, mandatory commitment reductions in amounts equal to 100% of the net cash proceeds of such sales and refunds ("applied" toward and in the order of the scheduled commitment reductions described in the immediately preceding paragraph); provided, however, that (i) no prepayment or commitment
                 --------  -------  ----
     reductions shall be required with respect to sales of inventory in the ordinary course of business (other than bulks sales of inventory or sales of scrap or obsolete inventory), (ii) no prepayment or commitment reductions shall be required with respect to up to $1,500,000, in gross consideration after the closing date, for sales and other dispositions of obsolete equipment and scrap inventory and (iii) the Signal division receivables collections, all proceeds from the Signal sale escrow, and any other Signal proceeds, will result in prepayments and commitment reductions in the manner and amounts currently provided in the Credit Agreement. The Credit Agreement reporting covenants would be modified to provide the Lenders with quarterly calculations by ABC as to the status of sales and related amounts under clause (ii) above and collections under clause (iii).
                           -----------                             ------------

 .    All equity and funded debt issuances (excluding, the "ING Equity Issuance"
     and "ING Bridge Notes" defined below, and other de minimus carve-outs to be determined) will result in mandatory prepayments and permanent, mandatory commitment reductions in amounts equal to 100% of the net cash proceeds of such issuances; provided, however, that in the event that ABC is able to
                     --------  -------  ----
     obtain the "Bancomer Financing" (as defined below), prepayment and commitment reductions shall be required in an amount equal to the greater of $7.5MM and 50% of the net cash proceeds of such financing (subject to further due diligence by the Lenders).

 .    A mandatory prepayment and commitment reduction shall be required 105 days following the close of ABC's fiscal year 2001, and mandatory prepayments and commitment reductions shall occur on the forty-fifth (45th) day following the close of ABC's first fiscal quarter during 2002 and following each fiscal quarter thereafter, in each case in amounts equal to 70% of "Excess Cash Flow" (as defined in Annex A hereto) for such fiscal period.
                                       -------

Pricing
-------
 .    Interest rates on all outstanding loans will be increased to Prime + 2.75%.
     Consistent pricing increases shall be made with respect to letters of credit and other financial accommodations. All accrued interest and L/C fees shall be payable monthly. The LIBOR pricing option will no longer be available other than with respect to interest periods pending as of the closing date.

 .    A restructuring fee of $1.5MM will be payable to the Lenders in cash, half of which would be due at the closing of the Restructuring and half would be due on the earlier of maturity or acceleration. All such fees shall be deemed fully-earned and non-refundable at closing.

 .    ABC will issue a stock purchase warrant to the Lenders for 2% of the fully-
     diluted equity of ABC (giving effect to the exercise of all warrants and options and the conversion of all convertible securities, in each case whether or not then presently exercisable, convertible, vested or "in-the-money"). The warrant will have a nominal exercise price, contain antidilution provisions, include put provisions (priced at the greater of the enterprise value of ABC and an agreed upon fixed amount) demand and piggy-back registration rights and tag along rights, and include other customary provisions for senior secured lenders' warrants.

 .    Agent's fee to payable to the Agent, for its sole account, in the amount of
     $150,000 in cash at closing and $200,000 in cash on 2/1/02, provided that such fees shall be deemed fully-earned and non-refundable at closing.

Additional Collateral
---------------------

 .    Liens and mortgages will be granted in favor of the Agent, for the benefit of the Lenders, on all existing unencumbered domestic real property owned in fee simple, on 65% of the outstanding equity of all first tier foreign subsidiaries, and, to the extent not in conflict with existing organizational documents, on ABC's interest in foreign joint ventures. In addition, ABC shall deliver, or cause to be delivered, any additional documentation reasonably required by the Agent to perfect its lien and security interest on the existing collateral, including, without limitation, with respect to inventory on consignment, goods held by third parties, instruments and securities, and intellectual property.

 .    ABC and its domestic subsidiaries shall maintain all of their deposit and other bank accounts with institutions constituting Lenders (or affiliates thereof) (except with respect to accounts with aggregate balances which do not exceed a de minimus aggregate amount to be determined). With respect to accounts at such Lender institutions or affiliates at which ABC and such subsidiaries maintain significant balances (in excess of an amount to be determined), ABC and such subsidiaries, as applicable, shall use their good faith reasonable efforts, as a condition to the Restructuring and as an ongoing covenant, to enter into blocked account agreements with such institutions substantially in the form of the existing blocked account agreements currently in place with LaSalle Bank, N.A.

Convertible Bridge Loan; Preferred Stock
----------------------------------------
 .    At closing, ABC shall have received not less than $13MM of the net cash proceeds of the sale to funds sponsored by ING Furman Selz Investments of $15MM in aggregate initial principal amount of ABC's notes (the "ING Bridge
                                                                      ----------
     Notes") due in full 11 1/2 months from closing. No other principal payments
     -----
     shall be required with respect to such notes (including, without limitation, by right of setoff), and interest accrued thereon shall only be payable at the earlier of 1/6/03 and the payment in full of the Credit Agreement obligations. All of the indebtedness evidenced by such notes shall constitute "Senior Indebtedness" under the terms of ABC's existing subordinated debt indenture (the "SubDebt Indenture"), shall not be
                                       -----------------
     subordinated in right of payment to the Credit Agreement debt and shall be in form and substance as described in the "ING Commitment" referred to below and otherwise in form and substance acceptable to the Lenders. ABC shall be permitted to retain the proceeds of the ING Bridge Notes for working capital purposes.

 .    The ING Bridge Notes shall be secured by junior liens and security interests on the same properties which secure the Credit Agreement and related obligations, subject to an intercreditor agreement in form and substance acceptable to the Lenders. Without limiting the foregoing, the holders of the ING Bridge Notes shall agree, as a condition to the Restructuring and pursuant to such intercreditor agreement: (i) to an absolute standstill, prior to any insolvency proceeding of ABC or any of its subsidiaries, with respect to remedies relating to the enforcement of their liens and security interests for so long as any Credit Agreement and related obligations remain outstanding, (ii) to release their liens and security interests and subsidiary guaranties with respect to any and all collateral or subsidiaries disposed by ABC and or its subsidiaries if such disposition has been permitted by the Credit Agreement or the Majority Lenders, (iii) to release their liens and security interests in the event of any refinancing or recapitalization of the Credit Agreement and related obligations, or the sale of all or substantially all of the assets or equity of ABC and its subsidiaries and (iv) to permit the Agent, upon 30 days' prior written notice to a representative of such holders, to release all such liens and security interests on behalf of such holders following the commencement of an insolvency proceeding with respect to ABC or any of its subsidiaries unless such holders purchase all of the then outstanding Credit Agreement and related obligations prior to the expiration of such 30-day period (and such holders shall provide the Agent, at the closing of the Restructuring, with lien and security interest release instruments sufficient to effect such release).

 .    The ING Bridge Notes shall have no financial covenants and minimal restrictive covenants, and shall have defaults limited to payment, breach of representation, breach of covenant (with customary grace periods), insolvency, and a cross acceleration to each of the Credit Agreement debt and the SubDebt Indenture notes. The ING Bridge Noes shall be subject to the commitment letter and term sheet of even date herewith issued by certain ING Furman Selz funds to ABC (the "ING Commitment") and otherwise
                                                --------------
     subject to a definitive loan agreement and related documents in form and substance acceptable to the Lenders.

 .    Upon the fulfillment of the following conditions (the "Conversion
                                                            ----------
     Condition"): (i) the successful completion of the "SubDebt Consent" (as
     ---------
     defined below), (ii) ABC's common shareholders approving an increase in the number of authorized shares of capital stock of ABC sufficient to permit the issuance of ABC's Class C Convertible Preferred Stock and the maximum number of shares necessary for the exercise of warrants with respect thereto, and (iii) certain other conditions, in each case as provided in a Series C Preferred Stock and Common Stock Warrant Purchase Agreement among ABC and certain ING Furman Selz funds, in form and substance acceptable to the Lenders (the "Equity Purchase Agreement"), all of the ING Bridge Notes
                       -------------------------
     shall be repaid from the proceeds of the sale to the ING Furman Selz funds of ABC's Class C Convertible Preferred Stock and warrants pursuant to such Equity Purchase Agreement (the "ING Equity Issuance"). No cash payments
                                     -------------------
     with respect to accrued interest on the ING Bridge Notes shall be required of ABC at the time of such conversion. ABC's payment, in cash, of any termination fees required by the Equity Purchase Agreement upon the termination of such agreement shall be prohibited by the terms of the Credit Agreement.

 .    It shall not be a condition precedent to the making of the loan to be evidenced by the ING Bridge Notes, or to the ING Equity Issuance, that ABC's auditors shall have issued an unqualified opinion with respect to ABC's year 2000 financial statements.

 .    The resulting ownership of ABC's outstanding equity shall be consistent with Annex B and the membership of ABC's resulting board of directors shall
          -------
     be acceptable to the Lenders, in each case both before and after giving effect to the ING Equity Issuance.

 .    The Credit Agreement's cross default provision shall be modified to provide specifically that it shall be an Event of Default under the Credit
     Agreement if any default shall have occurred under or with respect to the ING Bridge Notes. It shall be an additional Event of Default under the Credit Agreement if the Conversion Condition shall not have been satisfied on or before 7/15/01.

Mexican Refinancing
-------------------
 .    ABC shall exert its good faith reasonable efforts to close, as soon as practicable, the financing proposed by Bancomer, S.A. and described in its January 30, 2001 proposal letter and term sheets (the "Bancomer
                                                            --------
     Financing"), which financing shall be provided substantially on the terms
     ---------
     described in such letter and shall be otherwise on terms and conditions acceptable to the Lenders.

Flow Sale
---------
 .    As a condition precedent to the Restructuring, ABC shall have consummated a sale of ABC's Locomotive, Flow and Specialty Products Group, buymetalcastings.com, Baltimore Brake Shoe facility and Melrose Park mine and mill operations (the "Flow Sale") pursuant to the terms of an Asset
                               ---------
     Purchase Agreement in form and substance acceptable to the Lenders among ABC, certain of its subsidiaries and Matrix Metals LLC, and the Lenders shall have received for application to the Credit Agreement obligations not less than $15.5MM in net cash proceeds from such transaction. It shall be an additional conditions precedent to the Restructuring that (i) the Lenders shall have received a copy of favorable fairness opinion of Baird with respect to such sale and (ii) ABC shall have pledged to the Agent, for the benefit of the Lenders, and as additional security for the Credit Agreement and related obligations any and all promissory notes issued to ABC as part of the consideration payable to ABC for the Flow Sale.

Covenants; Disclosures
----------------------
 .    A quarterly rolling minimum EBITDA covenant will be added to the Credit
     Agreement (which will build into a cumulative 12-month roll commencing May 1, 2001), as set forth in Annex C hereto. "EBITDA" shall be defined as
                               -------
     currently provided in the Credit Agreement, provided, that the exclusion for "above-the-line" non-cash, non-recurring losses or special charges set forth shall be limited to only those charges and losses which are caused by the impairment of long term assets of ABC's Calera, Permatrack, Cicero and Deco operations.

 .    A loan-to-value covenant will be added to the Credit Agreement testing, on a monthly basis, the ratio of outstanding loans and letters of credit to values of categories of collateral, as set forth in Annex C hereto.
                                                         -------
     Collateral values for these purposes will be based upon receivables and inventory determined in accordance with GAAP, and appraised fair market values of real property and orderly liquidation values of machinery and equipment existing at closing (as recently appraised in early 2001). Maximum ratios and/or asset and loan amounts shall be adjusted to reflect the impairment of long term assets with respect to Calera and the Bancomer Financing.

 .    A new covenant will be added to the Credit Agreement and tested quarterly, as set forth in Annex C hereto, which will limit the aggregate amount of
                     -------
     net losses related to irregular items (i.e., after EBITDA) to the maximum cumulative amounts indicated in such annex for each period beginning 4/1/01 and ending as of the dates set forth therein.

 .    The capital expenditure covenant of the Credit Agreement will be modified as set forth in Annex C hereto to limit the incurrence or payment of
                     -------
     capital expenditures.

 .    All other financial covenants (i.e., leverage ratios, interest coverage
                                    ----
     ratio, minimum net worth and operating coverage ratio tests) will be eliminated.

 .    The restrictive covenant regarding asset dispositions shall be revised to prohibit all dispositions (other than sales of inventory and equipment described in clauses (i) and (ii) of the proviso contained in the asset
                  -----------     ----        -------
     sale mandatory commitment reduction provision set forth above) without the prior written consent of the Majority Lenders.

 .    Disclosure schedules of the Credit Agreement will be updated as of the closing of the Restructuring.

 .    Reporting covenants will be expanded to require (i) monthly historical income statements, balance sheets (including divisional inventory levels), cash flow statements, and divisional accounts receivable and accounts payable agings and (ii) monthly projected 13-week cash flows.

Majority Lenders
----------------
 .    The definition of "Majority Lenders" shall be revised to mean Lenders holding at least 66-2/3% of outstandings. The mandatory, scheduled prepayment and commitment reduction schedule described above, and the asset sale mandatory prepayment and commitment reduction provision described above, may not be waived or modified without the approval of all of the Lenders, and the other mandatory prepayment and commitment reductions relating to equity and debt issuances and excess cash flow may not be modified or waived without the approval of the Majority Lenders.

Consultants
-----------
 .    ABC shall continue to employ the services of DSI (or another comparable consultant acceptable to the Lenders) in a manner and scope acceptable to the Agent.

 .    E&Y Capital Advisors, LLC, the Lenders' consultants (engaged by Sidley &
     Austin), shall continue to be provided access to such financial and operation information of ABC as the Lenders deem reasonably necessary.

Subordinated Notes
------------------
 .    It shall be a condition to the Restructuring that, as of 12/31/00, no
     "Event of Default" or unmatured "Event of Default" shall have occurred or be continuing under the SubDebt Indenture, no noncompliance with any provision thereof shall have occurred and be continuing; and, as of the closing date, no notice of any such noncompliance shall have been given by the trustee or any noteholder thereunder to ABC, and no enforcement action shall have been taken by such trustee or noteholders. It shall be an additional condition precedent that the Lenders have received a copy of ABC's certificate to the trustee with respect to its compliance with such indenture as of 12/31/00.

 .    It shall be a condition to the Restructuring that ABC shall have commenced material actions and good faith reasonable efforts to commence (and shall covenant to exert such efforts to successfully complete thereafter) a consent solicitation, in form and substance acceptable to the Agent (the "SubDebt Consent"), to the holders of notes issued pursuant to the SubDebt
      ---------------
     Indenture requesting a waiver of any noncompliance by ABC of the financial covenants under the SubDebt Indenture with respect to the period ending 3/31/01, and an amendment with respect thereto for the remaining quarters of 2001 and for 2002 to extent ABC's existing projections indicate that a material risk of noncompliance with any such financial covenants during any such remaining periods may occur. It shall be an additional condition that the Lenders receive a copy of any comfort letters provided by Baird to ABC's auditors with respect to Baird's confidence of the success of such SubDebt Consent.

 .    The Credit Agreement's existing cross-default provision shall be modified, to the extent pertaining to the SubDebt Indenture and related notes, such that during the period commencing with the Restructuring closing and ending on the earlier of 7/15/01 and the successful completion of the SubDebt Consent, it shall only be a cross default if the trustee or noteholders thereunder shall have taken any action to accelerate or otherwise commence any enforcement action or remedy provided for in the SubDebt Indenture (other than the delivery of a notice of such noncompliance by the trustee to ABC), or commence a legal proceeding to enforce any of ABC's obligations thereunder, in any case with respect to any non-compliance or alleged non-compliance by ABC under the SubDebt Indenture. It shall be a condition to the Restructuring that the Lenders receive a copy of any letter prepared by ABC for its auditors summarizing the comments of the trustee during the 4/12/01 conference call with such auditors regarding the remote likelihood of enforcement actions being commenced or recommended by the trustee in the event of a financial covenant default so long as interest payments under the SubDebt Indenture are being paid currently.

2000 Audit; Projections
-----------------------
 .    As a condition precedent to the Restructuring, ABC's independent auditor shall have completed its audit of ABC's year 2000 financial statements. It shall not be a condition precedent that such auditors shall have issued an unqualified opinion with respect thereto (as to going concern).

 .    At closing, the Lenders shall receive a 13-week rolling cash flow forecast, and quarterly projected cash flow statements, income statements, balance sheets (including inventory levels by division), loan outstandings, accounts receivable and accounts payables agings, in each case through 2002, in form and scope, and based upon assumptions, acceptable to the Lenders.

Assignments
-----------
 .    The assignment provision of the Credit Agreement shall be modified to remove any requirement that ABC's consent would be necessary for any assignments by the Lenders of their interests in the Credit Agreement and related obligations.

No Additional Defaults or MAC
-----------------------------
 .    As a condition precedent to the Restructuring, (i) except with respect to the existing defaults described in Annex D (collectively, the "Existing
                                        -------                     --------
     Defaults"), no Event of Default or Default shall have occurred and be
     --------
     continuing, and no event or condition shall exist or occur and be continuing which could reasonably result in Material Adverse Effect since 12/31/00 (including, without limitation, any materially adverse change in ABC's trade credit support or customer support) and (ii) no litigation or governmental proceedings shall have been commenced or threatened with respect to any of the transactions contemplated by this term sheet.

Waivers
-------
 .    Upon the effectiveness of the Restructuring, the Existing Defaults will be waived by the Lenders.

Release
-------
 .    As a condition precedent to the Restructuring, ABC and its subsidiaries party to any loan document shall release, hold harmless and indemnify the Agent, the Lenders and their respective agents, advisors and employees with respect to any and all claims and causes of actions arising prior to the closing date with respect to all actions, omissions and alleged actions and omissions, by any such parties with respect to, or in any way related to, the Credit Agreement, this term sheet, or the transactions contemplated thereby or hereby.

Professional Expenses
---------------------
 .    Agent's out-of-pocket expenses incurred in connection with the
     Restructuring, including professional fees, shall be paid at closing.


                                    * * * *

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

                                                                         ANNEX A
                                                                         -------


A.  Excess Cash Flow Definitions



          "Excess Cash Flow" means, with respect to any fiscal period of the
           ----------------
Company: (a) the Company's Adjusted Net Earnings from Operations for such period; minus (b) the sum of (i) all regularly scheduled installments of
        -----
Indebtedness (and, without duplication, mandatory reductions to the Lender's Commitments) which were actually paid in cash (or made effective, in the case of commitment reductions) by the Company during such fiscal period; (ii) bank charges and deferred financing fees and bank agency fees paid in cash during such period, (iii) Capital Expenditures which were actually paid in cash by the Company and its Subsidiaries during such fiscal period to the extent permitted hereunder, other than any such payments already deducted in the computation of the Company's Adjusted Net Earnings from Operations or pursuant to clause (i)
                                                                   ----------
above; plus (c) the sum of (i) any depreciation and amortization expense
       ----
deducted in determining net income for such fiscal period; (ii) other non-cash charges deducted in computing such net income; (iii) any decrease in the Company's current assets other than cash during such period; and (iv) any increase in the Company's current liabilities during such period; minus (d) the
                                                                  -----
sum of (i) any increase in such Company's current assets other than cash during such period; and (ii) any decrease in such Company's current liabilities during such period.

          "Adjusted Net Earnings from Operations" means, with respect to any
           -------------------------------------
fiscal period of the Company, the net income of such Company and its Subsidiaries on a consolidated basis after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on its financial statements for such fiscal period, less any and all of the following
                                             ----
included in such net income: (a) gain or loss arising from the sale of any capital asset; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any business entity, substantially all the assets of which have been acquired in any manner, or which has merged or otherwise consolidated with and into the Company or any Subsidiary to the extent realized by such other business entity prior to the date of such acquisition, merger or consolidation; (d) earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Company or such Subsidiary in the form of cash distributions; (e) earnings of any Person to which assets of the Company or any Subsidiary shall have been sold, transferred or disposed of, or into which the Company or any Subsidiary shall have been merged, or which has been a party with the Company or any Subsidiary to any consolidation or other form of reorganization in which the Company or such Subsidiary is not the surviving entity, after the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Company or any Subsidiary or from cancellation or forgiveness of Indebtedness; and (g) gain arising from extraordinary items including restructuring charges, as determined in accordance with GAAP, or from any other non-recurring transaction.

                                       23